CONTACTS

[LOGO] Cepheid            At the Company:
Cepheid
904 Caribbean Drive       John Bishop                   John Sluis
Synnyvale, CA94089        CEO, Cepheid                  CFO, Cepheid
Telephone: 408.541.4191   408-541-4191                  408-541-4191
Fax: 408.541.4192         bishop@cepheid.com            sluis@cepheid.com

                          At FRB | Weber Shandwick:

                          Cynthia Martin                Tricia Ross
                          Media Contact                 Investor/Analyst
                                                        Information
                          312.640.6741                  310-407-6540
                          clmartin@webershandwick.com   tross@webershandwick.com

For Immediate Release



                   CEPHEID REPORTS FIRST QUARTER 2003 RESULTS

        Total Quarter Revenues Increase By 60% Driven by 36% Increase in
          Product Sales, Gross Profit on Product Sales Increase by 92%

SUNNYVALE, Calif., April 30, 2003 -- Cepheid (NASDAQ: CPHD) today announced financial results for the first quarter ended March 31, 2003.

Product sales for the quarter ended March 31, 2003 increased 36% to approximately $3.1 million from approximately $2.3 million in the same quarter of 2002. The increase in product sales was due to increases in both instrument and reagent and disposable sales. Total first quarter revenues increased 60% to approximately $3.8 million compared to approximately $2.4 million for the same quarter of 2002 due to the increase in product sales and grant and government sponsored research revenue.

The gross margin on product sales for the quarter increased to 42% compared to 30% for the same period of 2002. The increase in gross margin is due primarily to improved product pricing and manufacturing economies of scale. Research and development and selling, general and administrative expenses increased by approximately 15% for the quarter ended March 31, 2003 as compared to the same quarter of 2002. This increase primarily resulted from the company's increased investment in sales and marketing in the United States and Europe. Net loss for the quarter ended March 31, 2003 was approximately $4.7 million, or $0.15 per share, compared to a net loss of approximately $5.0 million, or $0.19 per share for the same quarter in 2002.

Commenting on first quarter performance, Chief Executive Officer John Bishop stated:

"We are realizing the benefits of strategic initiatives developed and implemented in 2002. Product sales resulting from our European subsidiary, Cepheid SA, offset softness in the United States Life Science market resulting from weakness in government funding of grant and research programs. Sales of reagents and disposables contributed to the quarter on a more significant basis and we realized a substantial increase in product margins resulting from improved product pricing and manufacturing economies of scale. Significantly, with the initial shipment of the IDI-Strep B(TM)

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product in March, we entered the Clinical Genetic Assessment Market, the third market segment of our three primary markets, Life Sciences, BioThreat and Clinical Genetic Assessment. We expect the Clinical Genetic Assessment market to represent the most substantial of our market opportunities and a key to our strategic growth.

In the BioThreat market, the Northrop Grumman led consortium, of which Cepheid is a part, is progressing toward deployment of the pre-production units of the Bio-Agent Detection System (BDS) being developed by the consortium for the U.S. Postal Service (USPS). Under the previously announced pre-production contract BDS units will be installed and tested at 14 USPS facilities.

Recent articles appearing in the press state that production deployment of the BDS may be initiated in Q1 2004 depending upon data collected with the pre-production units. Utilization of test cartridges is expected to be in line with the potential deployment schedule of the BDS units. While some GeneXpert shipments for BDS may be realized in 2003, we do not expect them to represent a meaningful contribution to 2003 product sales."

2003 Outlook

Commenting on Cepheid's outlook for 2003, Mr. Bishop stated:

      "We expect to continue to make progress with our international marketing initiatives and with our entry into the Clinical Genetic Assessment market. However, we expect to see continued softness in the United States Life Sciences market for the remainder of 2003. As a result, we now expect to see 2003 product sales, excluding any sales associated with any potential USPS BDS production contract, to be in the range of $19.0 million to $22.0 million. We expect our 2003 net loss to be in the range of $16.5 million to $15.0 million or $0.53 to $0.48 per share, based on March 31, 2003 weighted average shares outstanding of 31.4 million and excluding any potential benefit from a USPS production contract," Bishop concluded.

Conference Call Information

Management will host a conference call today at 4:30pm (Eastern) to discuss Cepheid's financial results, business highlights and outlook. The call will be simultaneously broadcast over the Internet. Interested participants and investors may access the teleconference call by dialing 800-215-6437 (domestic) or 706-679-7393 (international). There will also be a live webcast of the call on the Investor Relations section of Cepheid's web site at www.cepheid.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. Listening to the webcast requires speakers and RealPlayer(TM) software, downloadable free at www.real.com.

Cepheid's CEO John Bishop, COO and President Dr. Kurt Petersen and CFO John R. Sluis, will be present. After the live webcast, the call will remain available on Cepheid's website, www.cepheid.com, through April 29, 2004. A replay of the conference call will be available at 800-642-1687 (domestic) or 706-645-9291 (international) through May 7, 2003; the conference ID is 9992846. The replay will be available after 5:30 pm (Eastern).

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About Cepheid

      Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a leading developer, manufacturer and marketer of fully integrated systems that enable genetic assessment when and where it is needed. Founded in 1996, the company is commercializing its technology and products worldwide for research, medical, and industrial applications requiring assessment of the human genome, infectious disease and biothreat agents. See www.cepheid.com for more information.

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      This press release contains forward-looking statements that are not purely historical regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to revenue growth, growth in identified markets, future net losses, the status of the potential USPS BDS program, new product introductions, and business prospects. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: whether the Northrop-Grumman led consortium is awarded a BDS production contract by the USPS, the ability of the parties to agree on a contract that is acceptable to all participants, the timing of actual USPS funding and deployment, the rate of environmental testing conducted by the USPS, which will affect the amount of consumable products sold, and whether the system-as-built performs to specifications; the potential need for FDA regulation in the clinical diagnostic markets that Cepheid may target; the ability of Cepheid to bring the IDI-Strep B product to market within projected time frames, and the performance and market acceptance of this product; Cepheid's ability to develop additional products for the Clinical Genetic Assessment market; the potential need to obtain rights and licenses with respect to certain technologies, targets and tests in other markets Cepheid may pursue; Cepheid's reliance on distributors to market, sell and support its products; Cepheid's success in increasing its direct sales; the impact of competitive products and pricing; the ability of Cepheid to manage geographically-dispersed operations; underlying market conditions in the U.S. and in international markets; and development and manufacturing problems, including with respect to the GeneXpert(R) system and reagents. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2002, filed with the Securities and Exchange Commission.

      All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

                          (FINANCIAL STATEMENTS FOLLOW)

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                                     CEPHEID

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                      (in thousands, except per share data)

                                                            Three months ended
                                                                 March 31,
                                                             2003         2002
                                                           -------      -------
Revenues:
  Instrument sales.....................................    $ 2,794      $ 2,175
   Reagents and disposables sales                              340          126
                                                           -------      -------
     Total Product Sales...............................      3,134        2,301
   License and royalty revenue.........................         32           66
   Grant and government sponsored research
     revenue...........................................        567           --
   Research and development contract revenue                    46           --
                                                           -------      -------
       Total revenues..................................      3,779        2,367
Operating costs and expenses:
  Cost of product sales................................      1,808        1,609
  Research and development.............................      3,827        4,001
  Selling, general and administrative..................      2,796        1,775
                                                           -------      -------
       Total operating costs and expenses..............      8,431        7,385
                                                           -------      -------
Loss from operations...................................     (4,652)       5,018)
Interest (expense ) income, net........................        (36)          48
                                                           -------      -------
Net loss ..............................................    $(4,688)     $(4,970)
                                                           =======      =======
Net loss per share, basic and diluted..................    $ (0.15)     $ (0.19)
                                                           =======      =======
Shares used in computing net loss per share, basic
  and diluted.........................................      31,393       26,346
                                                           =======      =======

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                                     CEPHEID

                      CONDENSED CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                     ASSETS

                                                                  March 31,    December 31,
                                                                     2003        2002 (1)
                                                                 ----------    ------------
                                                                 (unaudited)
Current assets:
  Cash and cash equivalents..................................    $   13,250    $   14,505
  Restricted cash............................................         2,326         2,296
  Accounts receivable........................................         3,112         3,044
  Inventory..................................................         3,961         3,850
  Prepaid expenses and other current assets..................           781           352
                                                                 ----------    ----------
          Total current assets...............................        23,430        24,047
  Property and equipment, net................................         6,248         6,144
                                                                 ----------    ----------
          Total assets.......................................    $   29,678    $   30,191
                                                                 ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................................    $    2,024    $    2,367
  Accrued compensation.......................................         1,507         1,171
  Accrued other liabilities..................................         1,782         2,092
  Current portion of equipment financing.....................         1,312         1,423
  Current portion of bank loan payable.......................            33            32
                                                                 ----------    ----------
          Total current liabilities..........................         6,658         7,085
Equipment financing, less current portion....................         1,323         1,629
Bank loan payable, less current portion......................           366           364
Deferred rent, less current portion..........................           398           355

Shareholders' equity:
  Common stock...............................................        80,709        75,928
  Additional paid-in capital.................................         7,488         7,505
  Deferred stock-based compensation..........................           (16)         (103)
  Accumulated foreign exchange translation adjustment                    16             4
  Accumulated deficit........................................       (67,264)      (62,576)
                                                                 ----------    ----------
          Total shareholders' equity.........................        20,933        20,758
                                                                 ----------    ----------
          Total liabilities and shareholders' equity.........    $   29,678    $   30,191
                                                                 ==========    ==========


(1) The balance sheet at December 31, 2002 has been derived from the audited financial statements which are included in the Company's Form 10-K filed with the Securities and Exchange Commission.

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